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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number 0-22399

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                            Waypoint Financial Corp.
             (Exact name of registrant as specified in its charter)

                              225 N. Second Street
                         Harrisburg, Pennsylvania 17101
                                 (717) 236-4041
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $.01 per share
            (Title of each class of securities covered by this Form)

                                       N/A
         (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       [x]           Rule 12h-3(b)(1)(i)       [ ]
Rule 12g-4(a)(1)(ii)      [ ]           Rule 12h-3(b)(1)(ii)      [ ]
Rule 12g-4(a)(2)(i)       [ ]           Rule 12h-3(b)(2)(i)       [ ]
Rule 12g-4(a)(2)(ii)      [ ]           Rule 12h-3(b)(2)(ii)      [ ]
                                        Rule 15d-6                [ ]

Approximate number of holders of record as of the certification or notice date:
                                    0

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Pursuant to the requirements of the Securities Exchange Act of 1934, Waypoint
Financial Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 24, 2005                  By: /s/    Mark R. McCollom
                                            ------------------------------------
                                            Mark R. McCollom
                                            Chief Accounting Officer, Managing
                                            Director of Corporate Planning and
                                            Executive Vice President
                                            Sovereign Bancorp, Inc.
                                            (Successor by merger to Waypoint
                                            Financial Corp.)